NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **(800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2012 Results

DALLAS (August 14, 2012) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2012. TCI announced today that the Company reported net income applicable to common shares of $2.0 million or $0.21 per diluted earnings per share, as compared to a net loss applicable to common shares of $14.5 million or $1.72 per diluted earnings per share for the same period ended 2011. Included in the net income applicable to common shares of $2.0 million is $5.4 million in depreciation and amortization expense for the three months ended June 30, 2012. For the same period ending June 30, 2011, included in the net loss applicable to common shares of $14.5 million is $3.6 million in depreciation and amortization expense and $0.4 million of impairment reserves on real estate assets and notes receivable.

Rental and other property revenues were $30.2 million for the three months ended June 30, 2012. This represents an increase of $1.9 million, as compared to the prior period revenues of $28.3 million. The change, by segment, is an increase in the apartment portfolio of $3.2 million, a decrease in the commercial portfolio of $1.2 million and a decrease in the land portfolio of $0.1 million. Within the apartment portfolio, there was an increase of $2.3 million due to the developed properties in the lease-up phase and an increase of $0.9 million in the same property portfolio. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. Within our commercial portfolio, the same properties decreased by $1.2 million. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Depreciation and amortization expenses were $5.4 million for the three months ended June 30, 2012. This represents an increase of $1.8 million, as compared to the prior period expenses of $3.6 million. This change is primarily due to an adjustment in the prior period, to reflect the cost basis for acquisitions from our parent, ARL. This adjustment reduced depreciation and amortization by $1.6 million. There was an increase of $0.2 million within the developed properties in the apartment portfolio as the buildings became substantially complete and depreciation began.

General and administrative expenses were $0.8 million for the three months ended June 30, 2012. This represents a decrease of $1.6 million, as compared to the prior period expenses of $2.4 million. The majority of the reduction is related to land and corporate expenses, professional services decreased by $1.3 million and cost reimbursements to our Advisor decreased by $0.3 million.

Interest income was $3.9 million for the three months ended June 30, 2012. This represents an increase of $3.2 million, as compared to the prior period interest income of $0.7 million. The majority of the increase is due to the accrued interest recognition on the cash flow notes from Unified Housing Foundation, Inc. related to the mid-year surplus cash calculation. In addition, prior to January 1, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes, we recorded interest as earned.

Mortgage and loan interest was $15.8 million for the three months ended June 30, 2012. This represents an increase of $2.3 million, as compared to the prior period interest expense of $13.5 million. This change, by segment, is an increase in the apartment portfolio of $4.3 million, offset by a decrease in the commercial portfolio of $1.3 million and a decrease of $0.7 million in the land and other portfolios. Within the apartment portfolio, the same apartment portfolio increased $3.1 million due to the write off of the previous loan's deferred financing charges and prepayment penalties that were paid as part of the closing costs associated with the refinancing of seven apartment loans in the current period. The developed properties increased $1.2 million due to properties in the lease-up phase. Once an apartment is completed, the interest expense is no longer capitalized. Within the commercial portfolio, the same properties decreased by $1.3 million. This decrease is related to a commercial loan that was in default in 2011 and was accruing interest at the default interest rate. The loan is no longer in default and is no longer being charged a default rate of interest in the current period. The decrease in the land and other portfolios was due to land sales.

Gain on land sales increased for the three months ended June 30, 2012 as compared to the prior period. In the current period we sold 84.75 acres of land in five separate transactions for an aggregate sales price of $12.7 million and recorded a gain of $4.7 million. In the prior period, we sold 566.81 acres of land in 15 separate transactions for an aggregate sales price of $40.1 million and recorded a loss of $1.7 million. In the prior period, we also recognized a deferred gain of $3.0 million from a prior year's sale.

EXHIBIT 99.1

Included in discontinued operations are a total of five and 18 properties for 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for current and prior year reporting periods. In 2012, we sold two apartment complexes, two commercial properties and had one commercial property held for sale. In 2011, we sold 11 commercial properties, one apartment complex and 13 acres of land with a storage warehouse.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $167 and $0 for the three months and $335 and $0 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	$30,153	$28,285	$58,906	$54,500

Expenses:
Property operating expenses (including $249 and $372 for the three months and $541 and $625 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	15,128	14,415	29,875	28,978
Depreciation and amortization	5,399	3,551	10,833	8,790
General and administrative (including $602 and $906 for the three months and $1,227 and $1,748,for the six months ended 2012 and 2011 respectively from affiliates and related parties)	787	2,408	2,951	4,400
Provision on impairment of notes receivable and real estate assets	-	444	-	5,622
Advisory fee to affiliate	2,217	2,626	4,521	5,247
Total operating expenses	23,531	23,444	48,180	53,037
Operating income	6,622	4,841	10,726	1,463

Other income (expense):
Interest income (including $3,866 and $700 for the three months and $7,091 and $1,051 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	3,869	704	7,098	1,130
Other income (including $1,500 and $0 for the three months and $3,000 and $0 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	1,528	551	3,130	1,765
Mortgage and loan interest (including $1,107 and $1,269 for the three months and $1,861 and $1,567 for the six months ended 2012 and 2011 respectively from affiliates and related parties)	(15,778)	(13,481)	(32,114)	(25,726)
Loss on the sale of investments	(16)	(451)	(118)	(451)
Earnings from unconsolidated subsidiaries and investees	9	117	(63)	57
Total other expenses	(10,388)	(12,560)	(22,067)	(23,225)
Loss before gain on land sales, non-controlling interest, and taxes	(3,766)	(7,719)	(11,341)	(21,762)
Gain on land sales	4,738	1,285	5,160	2,081
Income (loss) from continuing operations before tax	972	(6,434)	(6,181)	(19,681)
Income tax benefit (expense)	520	(2,729)	1,579	(2,309)
Net income (loss) from continuing operations	1,492	(9,163)	(4,602)	(21,990)
Discontinued operations:
Loss from discontinued operations	(17)	(883)	(581)	(3,360)
Gain (loss) on sale of real estate from discontinued operations	1,502	(6,914)	5,091	(3,238)
Income tax benefit (expense) from discontinued operations	(520)	2,729	(1,579)	2,309
Net income (loss) from discontinued operations	965	(5,068)	2,931	(4,289)
Net income (loss)	2,457	(14,231)	(1,671)	(26,279)
Net (income) loss attributable to non-controlling interest	(175)	45	(254)	130
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	2,282	(14,186)	(1,925)	(26,149)
Preferred dividend requirement	(277)	(277)	(554)	(551)
Net income (loss) applicable to common shares	$2,005	$(14,463)	$(2,479)	$(26,700)

Earnings per share - basic
Income (loss) from continuing operations	$0.12	$(1.12)	$(0.64)	$(2.69)
Income (loss) from discontinued operations	0.11	(0.60)	0.35	(0.52)
Net income (loss) applicable to common shares	$0.23	$(1.72)	$(0.29)	$(3.21)

Earnings per share - diluted
Income (loss) from continuing operations	$0.11	$(1.12)	$(0.64)	$(2.69)
Income (loss) from discontinued operations	0.10	(0.60)	0.35	(0.52)
Net income (loss) applicable to common shares	$0.21	$(1.72)	$(0.29)	$(3.21)

Weighted average common share used in computing earnings per share	8,413,469	8,413,469	8,413,469	8,327,281
Weighted average common share used in computing diluted earnings per share	9,622,951	8,413,469	8,413,469	8,327,281

Amounts attributable to Transcontinental Realty Investors, Inc.
Income (loss) from continuing operations	$1,317	$(9,118)	$(4,856)	$(21,860)
Income (loss) from discontinued operations	965	(5,068)	2,931	(4,289)
Net income (loss)	$2,282	$(14,186)	$(1,925)	$(26,149)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,013,502	$1,069,699
Real estate held for sale at cost, net of depreciation ($3,417 for 2012 and $1,752 for 2011)	2,879	15,015
Real estate subject to sales contracts at cost, net of depreciation ($15,483 for 2012 and $7,213 for 2011)	51,959	52,555
Less accumulated depreciation	(139,950)	(148,930)
Total real estate	928,390	988,339
Notes and interest receivable
Performing (including $79,204 in 2012 and $78,852 in 2011 from affiliates and related parties)	79,205	79,161
Non-performing (including $0 in 2012 and $0 in 2011 from affiliates and related parties)	2,485	2,152
Less allowance for estimated losses (including $2,097 in 2012 and $2,097 in 2011 from affiliates and related parties)	(3,942)	(3,942)
Total notes and interest receivable	77,748	77,371
Cash and cash equivalents	17,522	19,991
Investments in unconsolidated subsidiaries and investees	5,637	6,362
Other assets	64,485	68,261
Total assets	$1,093,782	$1,160,324

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$763,862	$829,617
Notes related to assets held for sale	3,868	13,830
Notes related to subject to sales contracts	55,503	38,376
Stock-secured notes payable	2,283	2,482
Affiliate payables	36,276	17,465
Deferred gain (from sales to related parties)	57,136	65,607
Accounts payable and other liabilities (including $1,887 in 2012 and $1,746 in 2011 from affiliates and related parties)	34,734	51,663
	953,662	1,019,040
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2012 and 2011 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2012 and 2011 respectively.	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 shares in 2012 and 2011, and outstanding 8,413,469 shares in 2012 and 2011.	84	84
Treasury stock at cost; 200 shares in 2012 and 2011	(2)	(2)
Paid-in capital	273,332	273,886
Retained earnings	(150,160)	(148,235)
Total Transcontinental Realty Investors, Inc. shareholders' equity	123,255	125,734
Non-controlling interest	16,865	15,550
Total equity	140,120	141,284
Total liabilities and equity	$1,093,782	$1,160,324